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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                              (Amendment No. 4)*


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)

                          RIGEL PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   766559108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 April 29, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 18 pages

CUSIP No. 766559108                                           Page 2 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta Partners
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES               19,895,423
BENEFICIALLY            Please see Attachment A & Footnote 1
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        19,895,423
                        Please see Attachment A & Footnote 1
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      19,895,423
------------------------Please see Attachment A and Footnote 1------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      16.5%
--------------------------Please see Attachment A-------------------------------
12    TYPE OF REPORTING PERSON*

      IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:  Includes the 5,832,923 shares of Common Stock currently held by the funds affiliated with Alta Partners and Alta Partners II, and the proposed purchase of 11,718,750 shares of Common Stock and the Warrants to purchase 2,343,750 shares of Common Stock to be purchased by the funds affiliated with Alta Partners II, in accordance with the terms of the Common Stock and Warrant Purchase Agreement dated April 29, 2003. See Attachment A.

CUSIP No. 766559108                                           Page 3 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta Partners II, Inc.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES               19,895,423
BENEFICIALLY            Please see Attachment A and Footnote 2
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        19,895,423
                        Please see Attachment A and Footnote 2
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      19,895,423
------------------------Please see Attachment A and Footnote 2------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      16.5%
--------------------------Please see Attachment A-------------------------------
12    TYPE OF REPORTING PERSON*

      IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 2:  Includes the 5,832,923 shares of Common Stock currently held by the funds affiliated with Alta Partners and Alta Partners II, and the proposed purchase of 11,718,750 shares of Common Stock and the Warrants to purchase 2,343,750 shares of Common Stock to be purchased by the funds affiliated with Alta Partners II, in accordance with the terms of the Common Stock and Warrant Purchase Agreement dated April 29, 2003. See Attachment A.

CUSIP No. 766559108                                           Page 4 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta California Partners, L. P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES               19,895,423
BENEFICIALLY            Please see Attachment A & Footnote 3
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        19,895,423
                        Please see Attachment A & Footnote 3
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      19,895,423
------------------------Please see Attachment A and Footnote 3------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      16.5%
--------------------------Please see Attachment A-------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 3:  Includes the 5,832,923 shares of Common Stock currently held by the funds affiliated with Alta Partners and Alta Partners II, and the proposed purchase of 11,718,750 shares of Common Stock and the Warrants to purchase 2,343,750 shares of Common Stock to be purchased by the funds affiliated with Alta Partners II, in accordance with the terms of the Common Stock and Warrant Purchase Agreement dated April 29, 2003. See Attachment A.

CUSIP No. 766559108                                           Page 5 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta California Management Partners, L. P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES               19,895,423
BENEFICIALLY            Please see Attachment A & Footnote 4
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        19,895,423
                        Please see Attachment A & Footnote 4
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      19,895,423
------------------------Please see Attachment A and Footnote 4------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      16.5%
--------------------------Please see Attachment A-------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 4:  Includes the 5,832,923 shares of Common Stock currently held by the funds affiliated with Alta Partners and Alta Partners II, and the proposed purchase of 11,718,750 shares of Common Stock and the Warrants to purchase 2,343,750 shares of Common Stock to be purchased by the funds affiliated with Alta Partners II, in accordance with the terms of the Common Stock and Warrant Purchase Agreement dated April 29, 2003. See Attachment A.

CUSIP No. 766559108                                           Page 6 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta Embarcadero Partners, LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES               19,895,423
BENEFICIALLY            Please see Attachment A & footnote 5
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        19,895,423
                        Please see Attachment A & footnote 5
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      19,895,423
------------------------Please see Attachment A and Footnote 5------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      16.5%
--------------------------Please see Attachment A-------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 5:  Includes the 5,832,923 shares of Common Stock currently held by the funds affiliated with Alta Partners and Alta Partners II, and the proposed purchase of 11,718,750 shares of Common Stock and the Warrants to purchase 2,343,750 shares of Common Stock to be purchased by the funds affiliated with Alta Partners II, in accordance with the terms of the Common Stock and Warrant Purchase Agreement dated April 29, 2003. See Attachment A.

CUSIP No. 766559108                                           Page 7 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta BioPharma Partners II, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES               19,895,423
BENEFICIALLY            Please see Attachment A & Footnote 6
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        19,895,423
                        Please see Attachment A & Footnote 6
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      19,895,423
------------------------Please see Attachment A and Footnote 6------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      16.5%
--------------------------Please see Attachment A-------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 6:  Includes the 5,832,923 shares of Common Stock currently held by the funds affiliated with Alta Partners and Alta Partners II, and the proposed purchase of 11,718,750 shares of Common Stock and the Warrants to purchase 2,343,750 shares of Common Stock to be purchased by the funds affiliated with Alta Partners II, in accordance with the terms of the Common Stock and Warrant Purchase Agreement dated April 29, 2003. See Attachment A.

CUSIP No. 766559108                                           Page 8 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta BioPharma Management Partners II, LLC.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES               19,895,423
BENEFICIALLY            Please see Attachment A & footnote 7
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        19,895,423
                        Please see Attachment A & footnote 7
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      19,895,423
------------------------Please see Attachment A and Footnote 7------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      16.5%
--------------------------Please see Attachment A-------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 7:  Includes the 5,832,923 shares of Common Stock currently held by the funds affiliated with Alta Partners and Alta Partners II, and the proposed purchase of 11,718,750 shares of Common Stock and the Warrants to purchase 2,343,750 shares of Common Stock to be purchased by the funds affiliated with Alta Partners, in accordance with the terms of the Common Stock and Warrant Purchase Agreement dated April 29, 2003. See Attachment A.

CUSIP No. 766559108                                           Page 9 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta Embarcadero BioPharma Partners II, LLC.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES               19,895,423
BENEFICIALLY            Please see Attachment A & footnote 8
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        19,895,423
                        Please see Attachment A & footnote 8
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      19,895,423
------------------------Please see Attachment A and Footnote 8------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      16.5%
--------------------------Please see Attachment A-------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 8:  Includes the 5,832,923 shares of Common Stock currently held by the funds affiliated with Alta Partners and Alta Partners II, and the proposed purchase of 11,718,750 shares of Common Stock and the Warrants to purchase 2,343,750 shares of Common Stock to be purchased by the funds affiliated with Alta Partners, in accordance with the terms of the Common Stock and Warrant Purchase Agreement dated April 29, 2003. See Attachment A.

CUSIP No. 766559108                                          Page 10 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Farah Champsi
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES               15,212,500
BENEFICIALLY            Please see Attachment A & footnote 9
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        15,212,500
                        Please see Attachment A & footnote 9
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      15,212,500
------------------------Please see Attachment A and Footnote 9------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.7%
--------------------------Please see Attachment A-------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 9:  Includes the 1,150,000 shares of Common Stock currently held by the funds affiliated with Alta Partners II, and the proposed purchase of 11,718,750 shares of Common Stock and the Warrants to purchase 2,343,750 shares of Common Stock to be purchased by the funds affiliated with Alta Partners II, in accordance with the terms of the Common Stock and Warrant Purchase Agreement dated April 29, 2003. See Attachment A.

CUSIP No. 766559108                                          Page 11 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Jean Deleage
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        10,000
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES               19,895,423
BENEFICIALLY            Please see Attachment A & footnote 10
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               10,000
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        19,895,423
                        Please see Attachment A & footnote 10
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      19,905,423
------------------------Please see Attachment A and Footnote 1------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      16.5%
--------------------------Please see Attachment A-------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 10: Includes the 5,832,923 shares of Common Stock currently held by the funds affiliated with Alta Partners and Alta Partners II, and the proposed purchase of 11,718,750 shares of Common Stock and the Warrants to purchase 2,343,750 shares of Common Stock to be purchased by the funds affiliated with Alta Partners II, in accordance with the terms of the Common Stock and Warrant Purchase Agreement dated April 29, 2003. In addition Mr. Deleage holds Stock Options for 10,000 shares of Common Stock. Please see Attachment A.

CUSIP No. 766559108                                          Page 12 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Garrett Gruener
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES               4,682,923
BENEFICIALLY            Please see Attachment A & footnote 11
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        4,682,923
                        Please see Attachment A & footnote 11
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,682,923
------------------------Please see Attachment A and Footnote 11-----------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.8%
--------------------------Please see Attachment A-------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 11: Includes the 4,682,923 shares of Common Stock currently held by the funds affiliated with Alta Partners.

CUSIP No. 766559108                                          Page 13 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alix Marduel
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES               15,212,500
BENEFICIALLY            Please see Attachment A & footnote 12
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        15,212,500
                        Please see Attachment A & footnote 12
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      15,212,500
------------------------Please see Attachment A and Footnote 12-----------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.7%
--------------------------Please see Attachment A-------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 12: Includes the 1,150,000 shares of Common Stock currently held by the funds affiliated with Alta Partners II, and the proposed purchase of 11,718,750 shares of Common Stock and the Warrants to purchase 2,343,750 shares of Common Stock to be purchased by the funds affiliated with Alta Partners II, in accordance with the terms of the Common Stock and Warrant Purchase Agreement dated April 29, 2003. See Attachment A.

CUSIP No. 766559108                                          Page 14 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Guy Nohra
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES               4,682,923
BENEFICIALLY            Please see Attachment A & footnote 13
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        4,682,923
                        Please see Attachment A & footnote 13
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,682,923
------------------------Please see Attachment A and Footnote 12-----------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.8%
--------------------------Please see Attachment A-------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 13: Includes the 4,682,923 shares of Common Stock currently held by the funds affiliated with Alta Partners.

Item 1.

(a)      Name of Issuer: Rigel Pharmaceuticals, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  1180 Veterans Boulevard
                  South San Francisco, CA 94080

Item 2.

(a)      Name of Person Filing:

         Alta Partners ("AP")
         Alta Partners II, Inc. ("AP II")
         Alta California Partners, L.P. ("ACP")
         Alta California  Management  Partners,  L.P.  ("ACMP")
         Alta Embarcadero Partners,  LLC ("AEP")
         Alta BioPharma Partners II, L.P. ("ABP II")
         Alta BioPharma Management Partners II, LLC ("ABMP II") Alta Embarcadero BioPharma Partners II, LLC ("AEBP II") Farah Champsi ("FC")
         Jean Deleage  ("JD")
         Garrett  Gruener  ("GG")
         Alix Marduel ("AM") Guy Nohra ("GN")

 (b)     Address of Principal Business Office:

         One Embarcadero Center, Suite 4050
         San Francisco, CA  94111

 (c)     Citizenship/Place of Organization:


         Entities:         AP               California
                           AP II            California
                           ACP              Delaware
                           ACMP             Delaware
                           AEP              California
                           ABP II           Delaware
                           ABMP II          Delaware
                           AEBP II          California

         Individuals:      FC               United States
                           JD               United States
                           GG               United States
                           AM               United States
                           GN               United States


(d)      Title of Class of Securities: Common Stock

(e)      CUSIP Number: 766559108

Item 3.  Not applicable.

Item 4         Ownership.
                             Please see Attachment A

------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
                               AP        AP II         ACP         ACMP         AEP         ABP II       ABMP II
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
(a)     Beneficial         19,895,423  19,895,423  19,895,423   19,895,423   19,895,423   19,895,423    19,895,423
        Ownership
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
(b)     Percentage of        16.5%       16.5%        16.5%       16.5%        16.5%         16.5%        16.5%
        Class
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
(c)     Sole Voting Power     -0-         -0-          -0-         -0-          -0-           -0-          -0-
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
        Shared Voting      19,895,423  19,895,423  19,895,423   19,895,423   19,895,423   19,895,423    19,895,423
        Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
        Sole Dispositive      -0-         -0-          -0-         -0-          -0-           -0-          -0-
        Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
        Shared             19,895,423  19,895,423  19,895,423   19,895,423   19,895,423   19,895,423    19,895,423
        Dispositive Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
                            AEBP II        FC          JD           GG           AM           GN
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
(a)     Beneficial         19,895,423  15,212,500  19,905,423   4,682,923    15,212,500    4,682,923
        Ownership
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
(b)     Percentage of        16.5%       12.7%        16.5%        4.8%        12.7%         4.8%
        Class
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
(c)     Sole Voting Power     -0-         -0-        10,000        -0-          -0-           -0-
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
        Shared Voting      19,895,423   15,212,500 19,895,423   4,682,923    15,212,500    4,682,923
        Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
        Sole Dispositive      -0-          -0-       10,000        -0-          -0-           -0-
        Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
        Shared             19,895,423   15,212,500 19,895,423   4,682,923    15,212,500    4,682,923
        Dispositive Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------

                             Please see Attachment A



Item 5.  Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.  Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.  Notice of Dissolution of Group

Not applicable.

Item 10. Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:       Joint Filing Statement

B:       Rigel Pharmaceuticals, Inc. Common Stock and Warrant Purchase Agreement

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    May 9, 2003

ALTA PARTNERS                                                 ALTA CALIFORNIA PARTNERS, L.P.

                                                              By:  Alta California Management Partners, L.P.,


By:      /s/ Jean Deleage                                     By:      /s/ Jean Deleage
         --------------------------------------                        --------------------------------------
         Jean Deleage, President                                       Jean Deleage, General Partner


ALTA CALIFORNIA MANAGEMENT PARTNERS, L.P.                     ALTA EMBARCADERO PARTNERS, LLC


By:      /s/ Jean Deleage                                     By:      /s/ Jean Deleage
         --------------------------------------                        --------------------------------------
         Jean Deleage, General Partner                                 Jean Deleage, Member

ALTA  PARTNERS II, INC.

By:      /s/ Jean Deleage
         Jean Deleage, President

ALTA BIOPHARMA PARTNERS II, L.P.                              ALTA BIOPHARMA MANAGEMENT PARTNERS II, LLC
By: Alta BioPharma Management Partners II, LLC

By:      /s/ Farah Champsi                                    By:      /s/ Farah Champsi
         --------------------------------------                        --------------------------------------
         Farah Champsi, Managing Director                              Farah Champsi, Member

ALTA EMBARCADERO BIOPHARMA PARTNERS II, LLC

By:      /s/ Farah Champsi                                             /s/ Alix Marduel
         --------------------------------------                        --------------------------------------
         Farah Champsi, Manager                                        Alix Marduel

         /s/ Jean Deleage                                              /s/ Guy Nohra
         --------------------------------------                        --------------------------------------
         Jean Deleage                                                  Guy Nohra

         /s/ Garrett Gruener                                           /s/ Farah Champsi
         --------------------------------------                        --------------------------------------
         Garrett Gruener                                               Farah Champsi